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                                                                    EXHIBIT 99.1


For more information, contact:
Novatel Wireless                    the blueshirt group
Melvin Flowers                      Chris Danne, Brinlea Johnson
Chief Financial Officer             (415) 217-7722
(858) 812-3415                      chris@blueshirtgroup.com
www.novatelwireless.com             brinlea@blueshirtgroup.com


FOR IMMEDIATE RELEASE

        NOVATEL WIRELESS ANNOUNCES NEW FINANCING AND REVERSE STOCK SPLIT

            -Company Closes Private Placement and Announces 1- for-15
                              Reverse Stock Split-

SAN DIEGO, CA.- OCTOBER 21, 2002--Novatel Wireless, Inc. (Nasdaq: NVTL), a provider of wireless data communications access solutions, announced today the completion of a private placement prior to the quarter close of 14.8 million shares of common stock, together with, warrants to acquire shares of common stock for an aggregate purchase price of $2.750 million.

The shares were issued and sold at a price of $0.186 per common share. The investor group was led by Trinity Capital Advisors, Inc. and U.S. Bancorp Piper Jaffray served as the placement agent in connection with the private placement.

"We are very pleased to welcome this new investment, which is a further step in our concerted plan to improve our balance sheet, cash resources and business model," said John Major, Chairman and Chief Executive Officer of Novatel Wireless.

The shares of common stock were issued together with warrants to purchase up to an additional 7.5 million shares of common stock at an exercise price of $0.24 per share which, upon exercise, would yield additional cash proceeds to the Company of approximately $1.8 million in total, subject to adjustment and certain limited exceptions. The warrants are exercisable at any time during the three-year period commencing on March 12, 2003.

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In addition, Novatel Wireless announced that the Board of Directors has authorized a reverse stock split of its common stock in a ratio of one-for-fifteen. The record date for the reverse stock split will be at the close of business on October 28, 2002. At a special meeting of stockholders on September 17, 2002, the Company's stockholders approved a reverse stock split at a ratio of between one-for-ten and one-for-twenty as authorized by the Board of Directors. Each outstanding share of common stock will automatically convert into one-fifteenth of a share of common stock, respectively, thereby reducing the number of shares of common stock outstanding from approximately 91.6 million to 6.1 million. In lieu of fractional shares, stockholders will receive a cash payment based on an average closing price of the common stock for the 20 trading days prior to the effectiveness of the reverse stock split. The par value of the common stock will remain at $0.001 per share and the number of authorized shares of common stock will remain at 350 million shares.

The Company's common stock will begin trading on a split adjusted basis when the market opens on October 29, 2002, with the interim ticker symbol "NVTLD." After 20 trading days, the Company expects that its ticker symbol will revert back to "NVTL." The Company's transfer agent, U.S. Stock Transfer Corporation, will mail instructions to stockholders of record regarding the exchange of certificates for common stock.

FINAL THIRD QUARTER RESULTS

Novatel Wireless will release final third quarter results on Monday, October 28th and host a conference call for analysts and investors to discuss its quarterly results at 5:00 p.m. EST. Open to the public, a live Web cast of the conference call will be accessible from the "Investors" section of Novatel Wireless' Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless data modems and software for use with handheld computing devices and portable personal computers. The Company delivers innovative and comprehensive solutions that enable businesses and consumers to

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access personal, corporate and public information through email, enterprise networks and the Internet. Novatel Wireless also offers wireless data modems and custom engineering services for hardware integration projects in a wide range of vertical applications. The Novatel Wireless product portfolio includes the Minstrel(R) Family of Wireless Handheld Modems, Merlin(TM) Family of Wireless PC Card Modems, Sage(R) Wireless Serial Modems, Lancer 3W(TM) Family of Ruggedized Modems and Expedite(TM) Family of Wireless Embedded Modems. Headquartered in San Diego, California, Novatel Wireless is listed on the Nasdaq Stock Market (Nasdaq: NVTL). For more information, please visit the Novatel Wireless web site: www.novatelwireless.com or call 888-888-9231.

(C) 2002 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Minstrel, Merlin, Sage, Lancer 3W and Expedite are trademarks of Novatel Wireless, Inc. Minstrel and Sage are registered with the U.S. Patent and Trademark Office. All other brands, products and company names mentioned herein are trademarks of their respective holders.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include risks relating to technological changes, continued acceptance of Novatel Wireless' products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless' filings with the United States Securities and Exchange Commission and other regulatory agencies.

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